                                                                     EXHIBIT 2.1





CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERICKS DENOTE SUCH OMISSIONS



    DISTRIBUTION, PATENT & TRADEMARK LICENSE, MARKETING AND SUPPLY AGREEMENT

         This Distribution, Patent & Trademark License, Marketing and Supply Agreement (this "Agreement") is entered into as of the 23rd day of October, 2002, by and between Kos Pharmaceuticals, Inc., a Florida corporation ("Kos"), and Merck KGaA, an entity organized under German law and registered in the commercial registry of the local court of Darmstadt under HRB 6164 ("Merck").

                                    RECITALS

A. Kos is the owner of all right, title and interest in and to the Products defined below.

B. Kos received marketing approval for Niaspan in the United Kingdom in 1999, and in 2002 Kos submitted Advicor for marketing approval in the United Kingdom.

C. Merck, directly or through its affiliates, desires to commercialize, distribute, sell, market and promote the Products in the Territory (as defined below), and Kos is willing to grant Merck the right to conduct such activities, all on the terms and subject to the conditions set forth in this Agreement.

D. Kos and Merck desire to cooperate to maximize the commercial success of the Products in the Territory.

                                    AGREEMENT

1.       DEFINITIONS

         1.1 ADVERSE EVENT(S) shall mean those events as defined by the FDA and published in the U. S. Code of Federal Regulations, as amended from time to time and published in the Federal Register, or similar definitions under laws of other jurisdictions within the Territory relating to adverse drug experiences relating to the use of the Products in the Territory, including European national laws based on Directive 2001/83/EC, as amended from time to time.

         1.2 ADVICOR shall mean a combination product containing only nicotinic acid and lovastatin as the principal active ingredients in three dosage strengths and as further specified in Appendix A.

         1.3 AFFILIATE(S) shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least 50% of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

         1.4 AGREEMENT YEAR shall mean each twelve month period ending on December 31 during the Term.

         1.5 BUSINESS DAY shall mean a day on which commercial banks are open for business in Frankfurt am Main. References in this Agreement to "days" other than Business Days shall mean calendar days.

         1.6 CHANGE OF CONTROL shall mean if: (i) any person or entity acquires directly or indirectly the beneficial ownership of any voting security of a Party, or if the percentage ownership of a person or entity in the voting securities of a Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such person or entity is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of such Party; (ii) the stockholders or equity holders of a Party shall approve a merger, consolidation, recapitalization, or reorganization of such Party, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder or equity holder approval is not obtained, other than any such transaction which would result in stockholders or equity holders of such Party immediately prior to such transaction owning at least 80% of the outstanding securities of the surviving entity in such transaction immediately following such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iii) the stockholders or equity holders of a Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party's assets. Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred upon any transfer by Michael Jaharis of any or all of his shares of capital stock of Kos to one or more of the following: the spouse or sibling or lineal descendent of Michael Jaharis, any corporation or other entity in which 50% or more of the beneficial ownership of equity interests and 50% or more of the voting securities is owned by Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis, or any trust for the benefit of Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis (each of the foregoing, a "Permitted Transferee"), and a "Change of Control" shall not be deemed to have occurred upon any transfer by any Permitted Transferee of any of its shares of the capital stock of Kos to another Permitted Transferee.

         1.7 COMMERCIALLY REASONABLE EFFORTS shall mean efforts and resources normally used by each Party for a compound or product owned by it or to which it has rights, which is of similar developmental and/or market potential to Products at a similar stage in its life.

         1.8 COMMERCIALIZATION TEAM shall mean the committee established and conducted in accordance with the procedures set forth in Section 10.5.

         1.9 COST OF MANUFACTURE shall mean, with respect to any Product, Kos' fully allocated manufacturing cost directly applied by Kos to such Product calculated in accordance with generally accepted accounting principles in the United States ("GAAP"), and shall include all production costs ex factory.

         1.10 CUMULATIVE NET SALES shall mean, the accumulated Net Sales in the Territory for the Products since first commercial sale of a Product in the Territory.

         1.11 DEVELOPMENT TEAM shall mean the committee established and conducted in accordance with the procedures set forth in Section 10.4.

         1.12 DRUG APPROVAL APPLICATION shall mean an application for Marketing Authorization required to be approved before commercial sale or use of a Product as a drug in a country of the Territory.

         1.13 EFFECTIVE DATE shall mean the date upon which this Agreement is effective and shall be the date this Agreement is entered into by both Parties.

         1.14 EMEA shall mean the European Medicines Evaluation Agency, or any successor agency.

         1.15 EURO shall mean the single currency of participating member states of the European Union.

         1.16 EUROPEAN UNION shall mean the member countries of the European Union at any applicable point in time.

         1.17 FDA shall mean the United States Food and Drug Administration and any successor agency thereto.

         1.18 GCPS shall mean Good Clinical Practices in conformity with the current Good Clinical Practices as established by the International Conference on Harmonization, as such regulations may be interpreted by governing regulatory agencies or may be amended from time to time, and in conformity with equivalent regulations and interpretations applicable in the Territory.

         1.19 GLPS shall mean Good Laboratory Practices in conformity with the FDA's regulations and regulatory interpretations of such regulations governing current good laboratory practices set forth in 21 C.F.R. Part 58 et seq., as such regulations may be amended and interpreted by FDA from time to time, and in conformity with equivalent regulations applicable in the Territory.

         1.20 GMPS shall mean Good Manufacturing Practices in conformity with the FDA's regulations and regulatory interpretations of such regulations governing current good manufacturing practices set forth in 21 C.F.R. Part 210 et seq., as such regulations may be amended and interpreted by FDA from time to time, and in conformity with equivalent regulations in regulatory applicable in the Territory.

         1.21 IND shall mean Investigational New Drug application for a product in accordance with the requirements of the FDA.

         1.22 INITIAL INDICATIONS shall mean the indications for both Products as follows:

                  (i) for Niaspan, the indications for use approved by the MCA (as specified in Appendix B) and labeling enhancements including without limitation the treatment of diabetic dyslipidemic patients, the treatment of stroke, or any other labeling enhancements that are or could be obtained based solely on Kos' available data at the Effective Date;

                  (ii) for Advicor, the indications submitted to the MCA for first line therapy as specified in Appendix B or second line therapy (in situations involving Niaspan or lovastatin monotherapy failure or a step-up in treatment from a regimen of treatment involving both Niaspan and lovastatin or Niaspan with another statin) as approved by the FDA as specified in Appendix B, and any labeling enhancements that are or could be obtained based solely on Kos' available data at the Effective Date.

         1.23 KOS TRADEMARKS shall mean Niaspan(R) and Advicor(TM), each a trademark owned by Kos, and any other trademark, service mark or logo developed, applied for, registered, or to be applied for or registered for use by Kos in connection with the sale of the Products anywhere in the world.

         1.24 KNOW-HOW shall mean all present and future information developed or possessed with right to license by Kos that is not in the public domain and that relates to a Product and shall include, without limitation, all biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, or sales and marketing information including all processes, methods, procedures, techniques, plans, programs, and data stored or maintained in any form, including electronic, and any other information relating to a Product or useful for the development or commercialization of a Product in the Territory.

         1.25 MARKETING AUTHORIZATION shall mean, with respect to any country in the Territory, that the applicable health Regulatory Authority has approved a Product for marketing for therapeutic use in humans in such country, as published in the official gazette of such Regulatory Authority, where applicable.

         1.26 MCA shall mean the United Kingdom Medicines Control Agency.

         1.27 MINIMUM TRANSFER PRICE shall mean **** (i) the Cost of Manufacture for a Product, **** of such Cost of Manufacture or (ii) **** of Niaspan or, as applicable, **** of Advicor. In the event that a Product Improvement is added to the definition of "Products" hereunder pursuant to Section 4.1 and such Product Improvement involves the manufacture of tablets other than Niaspan or Advicor, the Parties will, as part of their agreement under Section 4.1, agree upon the applicable Minimum Transfer Price for such Product Improvement.

         1.28 MRP shall mean the Mutual Recognition Procedure in which the MCA acts for the United Kingdom as the Reference Member State with respect to the availability of Marketing Authorizations for a Product in countries of the European Union. The Parties understand that the Mutual Recognition Procedure for a Product will be concluded 90 days after the final submission of such Product to the MCA for consideration under the Mutual Recognition Procedure.

         1.29 NDA shall mean a New Drug Application for a product in accordance with the requirements of the FDA.

         1.30 NET SALES shall mean the gross revenues from sales of the Products by Merck or any of its Affiliates or sublicensees to Third Parties in the Territory (other than to Merck, its Affiliates, or sublicensees) in accordance with International Accounting Standards ("IAS"), less the following deductions:

                  (i)      trade and cash discounts allowed on the Products;

                  (ii) transportation charges relating to Product, including handling and insurance relating thereto, to the extent such charges are invoiced to and reimbursed by such Third Party;

                  (iii) sales taxes (such as VAT, GST or its or their equivalent) and excise taxes and duties paid by Merck in relation to the Products and any other equivalent governmental charges imposed upon the importation, use or sale of such Products;

                  (iv) allowances or credits to customers on account of rejection or return of the Products or on account of price reductions affecting such Products;

                  (v) Product rebates and Product charge-backs including those granted to managed care entities and pharmaceutical benefit management service entities; and

                  (vi) provisions for actual or expected write-offs of uncollectible customer accounts for previously recorded sales or other reserves or provisions established consistent with IAS.

         1.31 NEW PRODUCTS shall mean any product or proposed product, other than the Products and Product Improvements, which contains, in any dosage form and/or formulation ****.

         1.32 NIASPAN shall mean an oral extended-release product containing only nicotinic acid as the principal active ingredient, in four dosage strengths and as further specified in Appendix C.

         1.33 PARTY(IES) shall mean each of Kos and Merck.

         1.34 PATENTS shall mean all patents and patent applications in the Territory that are or become owned by Kos, either solely or jointly, or to which Kos otherwise has, now or in the future, the right to grant licenses and license rights or sublicense and sublicense rights, that generically or specifically cover a Product or Product Improvement and/or a use, method of manufacture, method of treatment or formulation relating to a Product or Product Improvement. Included within the definition of Patents are all continuations, continuations-in-part, division, patents of addition, reissues, re-examinations, renewals and/or extensions thereof. The list of patent applications and patents encompassed within Patents is, without limitation, set forth in Appendix D attached hereto, as amended, updated and completed from time to time during the term of this Agreement.

         1.35 PRODUCT(S) shall mean Niaspan or Advicor or both.

         1.36 PRODUCT IMPROVEMENTS shall mean ****. A Product Improvement for which the "Product" referred to in this section is Niaspan, will be considered associated with Niaspan for purposes of this definition, and Niaspan will sometimes be referred to herein as the "Associated Product" for such a Product Improvement. Similarly, Advicor will be the "Associated Product" for a Product

Improvement that is associated with Advicor in such manner. Notwithstanding the foregoing, however, a particular Product Improvement that meets all of the following criteria will not be considered a Product Improvement, but will instead be considered a New Product:

                                    ****

         1.37 REGULATORY APPROVAL shall mean that all approvals, price approvals or approvals for reimbursements, product and/or establishment licenses, registrations, permits, or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity or Regulatory Authority, necessary for the manufacture, packaging, distribution, use, storage, importation, export, transport, marketing and sale of the Products for therapeutic use in humans in a country of the Territory have been obtained.

         1.38 REGULATORY AUTHORITY shall mean any national, supra-national (e.g., the European Commission, the Council of the European Union, or the EMEA), regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory responsible for issuing any technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Products including any marketing authorizations based upon such approvals and pricing, third party reimbursement or labeling approvals that are necessary for the manufacture, distribution, use, storage, importation, export, transport and sale of the Product in a country of the Territory.

         1.39 STEERING COMMITTEE shall mean the committee established and conducted in accordance with the procedures set forth in Section 10.2.

         1.40 TECHNICAL OPERATIONS TEAM shall mean the committee established and conducted in accordance with the procedures set forth in Section 10.3.

         1.41 TERM shall have the meaning set forth in Section 3.1.

         1.42 TERRITORY shall mean worldwide, except the Territory shall not include (i) the United States of America, its territories and possessions, including without limitation the Commonwealth of Puerto Rico, (ii) Canada, or
(iii) Japan.

         1.43 THIRD PARTY(IES) shall mean any person or entity other than Kos and Merck or their Affiliates.

         1.44 TOP MARKETS shall mean France, Germany, Italy, Spain and the United Kingdom.

         1.45 TRANSFER PRICE shall mean the sum of the Costs of Manufacture of Products delivered to Merck and/or any of its Affiliates as bulk tablets, plus a portion of the Net Sales of such Product representing the royalty for the use of

Kos Trademarks, Patents and Know-How by Merck and/or any of its Affiliates, such that the total of such Costs of Manufacture and such royalty percentage (the Transfer Price) is 25% of Net Sales.

         1.46 U.S. DOLLAR AND $shall mean the dollar, the basic currency unit of the United States of America.

2.       GRANT OF RIGHTS

                  (a) During the Term, Kos grants to Merck the exclusive right and license, under the Patents, Kos Trademarks and Know-How, to package, distribute, sell, market and promote the Products and Product Improvements in and throughout the Territory, including the right to grant sub-licenses subject to Article 6, subject to (i) all of the terms and conditions of this Agreement,
(ii) the satisfaction of Merck's obligations including without limitation those relating to payment and commercial performance and (iii) with respect to Product Improvements, the provisions of Section 4.1. Kos retains all of its rights with respect to the Products and Product Improvements outside the Territory and does not grant Merck any rights regarding the Products outside the Territory.

                  (b) During the Term, Kos agrees that it shall not, except for the supply of Products to Merck under this Agreement or as provided in Article 6, directly or indirectly sell or distribute any Products or Product Improvements in the Territory or knowingly for export into the Territory; provided, however, that ****

                  (c) During the Term, Merck agrees that it shall not, directly or indirectly sell or distribute any Products or Product Improvements outside the Territory or knowingly for export outside the Territory.

3.       TERM AND TERMINATION

         3.1      TERM.

                  (a) This Agreement shall commence on the Effective Date and shall continue with respect to each of the Products in each country of the Territory on a country by country basis until the later to occur of

                  (i) the expiration of all valid claims set forth in all of the Patents covering such Product in such country or, if later, the expiration of all periods of marketing exclusivity for such Product in such country based on any Marketing Authorization granting such exclusivity; or

                  (ii) the date 10 years after the date of the first commercial sale of such Product in such country; ****
unless earlier terminated pursuant to Sections 3.2, or 9.1, or Article 20 (the "Term").

                  (b) Not less than **** the end of the Term with respect to a Product in a country within the Territory, each Party shall have the right to request the other Party to enter into good faith negotiations for the purpose of extending the Term of this Agreement with respect to the supply and distribution of such Product in such country, and with respect to the maintenance by Merck of the Regulatory Approvals in such country, for additional time periods under renegotiated conditions, and taking into account, among other things, the costs of producing the Products, possible generic competition and other factors affecting the economic success of the Products.

        3.2      EARLY TERMINATION.

                  (a) Each Party shall have the right to terminate this Agreement with respect to either of the Products before the end of the Term

                  (i)      by mutual agreement of the Parties;

                  (ii) upon a material breach of this Agreement by the other Party where such breach is not cured within 90 days following the breaching Party's receipt of written notice of such breach from the non-breaching party; provided, however, that where the Party allegedly in breach disputes in good faith the existence of such breach, such 90-day cure period shall not start to run until such good-faith dispute has been resolved by agreement of the Parties or by an arbitration pursuant to Article 23 that is instituted by a Party within 30 days after receipt of the notice of breach and that is resolved within 120 days after being instituted (or such longer period as the Parties may agree); or

                  (iii) upon the bankruptcy or insolvency, or the filing of an action to commence insolvency proceedings against a Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party's property that is not discharged within 90 days (any of which is referred to herein as an "Insolvency Event").

        (b)      Merck shall have the right at its election:



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

                  (i)      to terminate this Agreement in whole if either

                           (A) Kos fails for any reason to make the final submission of Niaspan for approval under the MRP on or before ****; or

                           (B) the outcome of the MRP as to Niaspan is such that ****

                           provided that Merck gives 30 days advance written notice of Merck's election to terminate under this paragraph (i) and that such notice is given to Kos within 90 days following the event described in clause (A) or, if later, within 90 days following the event described in clause (B) hereof, it being understood that if the parties do not agree that ****, then such 90-day period will not start to run as to clause (B) until such MRP has concluded;

                  (ii) to terminate this Agreement other than as to the packaging, distribution, sale, marketing, and promotion of Niaspan (and any Product Improvement for which Niaspan is the Associated Product) in the United Kingdom, if either of the events described in clause (A) or clause (B) of paragraph (i) above occurs, provided that Merck gives 30 days advance written notice of Merck's election to terminate this Agreement in part under this paragraph within the respective 90 day periods described in paragraph (i) above;

                  (iii) to terminate this Agreement on a country by country basis with respect to Niaspan (and any Product Improvement for which Niaspan is the Associated Product), in case that ****; provided that Merck gives 30 days advance written notice of Merck's election to terminate this Agreement in part under this paragraph; and

                  (iv) to terminate this Agreement on a country by country basis with respect to Advicor (and any Product Improvement for which Advicor is the Associated Product), in case that **** provided that Merck gives 30 days advance written notice of Merck's election to terminate this Agreement in part under this paragraph.



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

4.       PRODUCT IMPROVEMENTS AND NEW PRODUCTS

        4.1      PRODUCT IMPROVEMENTS.

                  (a) In the event or events that at any time during the Term, Kos desires that ****, Kos will provide Merck with prompt written notice thereof. In any such event, Merck shall have the right to **** as provided herein. Such written notice shall include all relevant information available to Kos in order for Merck to determine whether it is ****. In the event that Merck determines to participate with Kos **** within 90 days of its receipt of such written notice, and Kos and Merck shall negotiate in good faith and enter into a definitive agreement providing for the terms on which the Parties will **** by Merck. Other than **** and such ****, if any, the Parties hereby agree that upon the execution ****, such Product Improvement will be added to the definition of "Products" hereunder and all of the terms and conditions of this Agreement shall apply thereto. If Merck determines (either initially or after negotiations with Kos regarding **** pursuant to Section 4.1(a), such Product Improvement will not be a Product, and Merck will not have the right to ****.

                  (b) The Parties acknowledge and agree that Merck may at its election and at its expense develop and/or commercialize one or more additional indications or label enhancements as Product Improvements in the Territory without the participation of Kos, provided, however, that: **** without the prior consent of Kos, which consent shall not be unreasonably withheld or delayed; and (iii) ****. In any such situation, Merck will notify Kos of such activities, and Kos shall have the right to ****. Such written notice shall include all relevant information available to Merck in order for Kos to determine ****. In the event that Kos determines ****, it shall so notify Merck within 90 days of its receipt of such written notice, and Kos and Merck shall negotiate in good faith and enter into a definitive agreement providing for the terms on which the Parties will ****. It is understood that Product Improvements developed in whole or in part by Merck under this Section 4.1(b) shall be "Products" hereunder and all of the terms and conditions of this Agreement shall apply thereto.

        4.2      NEW PRODUCTS.

                  (a) In the event or events that Kos intends to **** one or more New Products **** in the Territory with Merck or a Third Party, Kos shall provide Merck with prompt written notice of a reasonable good faith proposal and all relevant information available to Kos in order for Merck to determine whether it desires to **** of such New Product in the Territory (a "New Product Notice"). Kos shall provide Merck with the New Product Notice as soon as possible, but in any event prior to entering into discussions with a Third Party regarding such New Product. In such event, Merck shall have the right of first refusal **** such New Product in the Territory on terms that are mutually agreeable to the Parties in accordance with the provisions of this paragraph. Merck shall have 90 days from the date of such New Product Notice in which to provide written notice to Kos that it desires to **** of such New Product in the

Territory (the "New Product Acceptance Notice"). In the event that Kos receives a New Product Acceptance Notice, the Parties shall negotiate the terms on which Merck would **** of such New Product in the Territory based on a reasonable good faith proposal from Kos, which terms shall be ****. In the event that Merck elects not to **** of such New Product in the Territory or Merck does not respond to Kos' New Product Notice within such 90 day period, or the Parties do not enter into such a definitive agreement during an additional 120 day period commencing on the date of the New Product Acceptance Notice, ****. Notwithstanding the foregoing sentence, Kos shall not enter into an arrangement with any Third Party for the **** of such New Product on terms that, when taken as a whole, are materially more favorable to such Third Party than the terms that Kos has offered to Merck for the **** of such New Product.

                  (b) Each of Kos and Merck understand, without hereby obligating either Party, that they may consider and discuss the **** by them on a collaborative basis of a New Product outside the Territory.

5.       FEES AND PAYMENTS

         5.1 UP-FRONT PAYMENT. In consideration for the rights under the Patents, Kos Trademarks and Know-How granted to Merck in this Agreement, Merck shall pay to Kos, at a closing (the "Closing") to be held within 7 Business Days after the Effective Date, a milestone payment of $12,500,000 ****. Kos and Merck agree to use their commercially reasonable best efforts to cause the Closing to occur within seven Business Days after the Effective Date. ****.

         5.2 ADDITIONAL MILESTONE PAYMENTS. As additional consideration for the rights under the Patents, Kos Trademarks and Know-How granted to Merck in this Agreement, Merck shall pay milestone payments to Kos in the amounts and upon the occurrence of the events set forth below. Each such payment shall be made within **** Business Days of the achievement or occurrence of the following milestone events.


                   MILESTONE                                                      MILESTONE PAYMENT
                   ---------                                                      -----------------
Marketing  Authorization  of  Niaspan  in a  Top                 $**** per Top Market,  up to a maximum of 3 such Top
Market other than the UK                                         Markets

Marketing  Authorization of Advicor for 1st line                 $**** per Top Market,  up to a maximum of 4 such Top
indication in a Top Market                                       Markets

Marketing  Authorization of Advicor for 2nd line                 $**** per Top Market,  up to a maximum of 4 such Top
indication in a Top Market                                       Markets

Cumulative  Net Sales of Niaspan  and Advicor in                 $****
the Territory of EURO ****

Cumulative  Net Sales of Niaspan  and Advicor in                 $****
the Territory of EURO ****

Cumulative  Net Sales of Niaspan  and Advicor in                 $**** *
the Territory of EURO ****

Cumulative  Net Sales of Niaspan  and Advicor in                 $**** *
the Territory of EURO ****


                                                                 * ****


         5.3 TRANSFER PRICE PAYMENT. During each Agreement Year, Merck shall pay to Kos Transfer Price payments (the "Transfer Price Payments") on the Net Sales of the Products for each country in accordance with the terms of this Agreement.

         5.4 PROVISIONAL PRICE; TRANSFER PRICE PAYMENT.

                  (a) Other than Products supplied as clinical or other testing supplies or for use as samples, Merck will, provisionally, pay Kos in advance a portion of the Transfer Price with respect to Products supplied by Kos to Merck. Such advance payment (the "Provisional Payment") will equal the per-tablet Provisional Price multiplied times the number of tablets delivered by Kos. The Provisional Payment for a delivered order will be invoiced by Kos to Merck upon delivery of such Product to Merck, and such invoices will be payable within **** days of receipt of invoice. The per-tablet "Provisional Price" will equal ****% of the pro-forma per-tablet Net Sales anticipated to be received by Merck or its Affiliates when such tablet is sold; provided, however, that ****. The pro-forma per-tablet Net Sales prices as to each of the Products to be used for purposes of calculating the Provisional Price shall be determined by the Commercialization Team annually in advance of each Agreement Year, and shall be applicable throughout the first six months of such Agreement Year. With respect to the second six months of each Agreement Year, the Commercialization Team will adjust the Provisional Price to more closely approximate the actual per-tablet Net Sales received during the first six months of such Agreement Year.

                  (b) On or before the **** Business Day in January, April, July and October of each Agreement Year, Merck shall provide Kos with a report of **** in each country of the Territory during the three-month period ended at the preceding December 31, March 31, June 30, and September 30, respectively. In addition, Merck will also provide ****. On or before **** Business Day in January and July of each Agreement Year, Merck shall provide Kos with a report of the Net Sales of the **** in each country of the Territory during the six-month period ended at the preceding December 31 and June 30, respectively, and all calculations, including the average wholesale price per tablet of each Product in each country during such reporting period, and where applicable used to determine such Net Sales amounts in such detail as Kos shall reasonably require.

                  (c) Kos shall, based on Merck's semi-annual reports under subsection (b) above, invoice Merck for the amount of the adjustments resulting from the difference between the Provisional Payment for Products actually sold, and the Transfer Price for Products actually sold, during the first six months of an Agreement Year (January - June) and for adjustments resulting from the difference between the Provisional Payment for Products actually sold, and the Transfer Price for Products actually sold, during the second six months of an Agreement Year (July - December). Kos' invoices under this subsection will be payable within **** days of receipt of invoice. In no event, however, shall the Transfer Price for any Product actually sold be less than the Minimum Transfer Price.

         5.5 ADJUSTMENT OF TRANSFER PRICE.

                  (a) In the event that Merck or any of its Affiliates or any of its sub-licensees, subject to the provisions of this Agreement, sell Niaspan in a country in the Territory where there is then ****.

                  (b) In the event that Merck or any of its Affiliates or any of its sub-licensees, subject to the provisions of this Agreement, sell Advicor in a country in the Territory where there is then ****.

         5.6 TAXES. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any country of the Territory.

         5.7 CURRENCY EXCHANGE. The pro-forma Net Sales estimate used to calculate the Provisional Price shall be converted into U.S. Dollars based on the exchange rate as published by the European Central Bank (Frankfurt) for the date of payment of the Provisional Price. If any Net Sales are paid in a currency other than U.S. Dollars, they will be converted into U.S. Dollars for purposes of calculating the Transfer Price adjustment payments under Section 5.4(c) at the average Euro exchange reference rate as published by the European Central Bank (Frankfurt) over the six-month period for which such adjustment is to be made under Section 5.4(c). This average exchange reference rate shall be calculated as the average of all daily spot rates during such six-month period (i.e., January 1 through June 30 or July 1 through December 31).

         5.8 WITHHOLDING TAX. If any law or regulation requires the withholding by Merck of any taxes due on payments to be remitted to Kos, such taxes shall be deducted from the amounts paid to Kos. If the taxes are deducted from the amounts paid to Kos, then Merck shall furnish Kos with the originals of all official receipts for such taxes and shall reasonably cooperate with Kos in any efforts by Kos to obtain a credit for such taxes.

6.       CO-COMMERCIALIZATION AND SUB-LICENSE OF THE PRODUCTS

         6.1 COPROMOTION OR CO-MARKETING ARRANGEMENTS. In the event or events that Merck desires to enter into a copromotion or co-marketing arrangement with respect to one or more of the Products in any country or countries in the Territory, Merck shall promptly so inform Kos, together with an ****. Unless Kos either notifies Merck that Kos ****, the Parties shall negotiate in good faith over a period of at least **** days from Merck's notice under this section to agree upon the terms on which Merck and Kos would copromote or co-market such Product(s) in such country(ies). In the event the Parties do not, despite the efforts described above, enter into such a definitive agreement during such **** day period (or in the event Kos either notifies Merck that Kos ****, Merck will thereafter be entitled to enter into a copromotion or co-marketing arrangement with a Third Party for such Product(s) in such country(ies), provided that the terms on which it does so are not in any material respect more favorable for the Third Party than the terms Merck was willing to extend to Kos in the course of the negotiations pursuant to this section and that such agreement is entered by Merck and such Third Party within **** days following the date at which the Parties failed to enter an agreement. If Merck enters into such a copromotion or co-marketing agreement with a Third Party within the ****-day period described above, this Section will not thereafter be applicable to copromotion or co-marketing of such Product(s) in such country(ies). If Merck does not enter into a copromotion or co-marketing agreement with a Third Party within the **** day period described above, this Section will again be applicable to any copromotion or co-marketing arrangement Merck may thereafter desire to enter with respect to such Product(s) in such country(ies).

         6.2 APPOINTMENT OF THIRD PARTY EXCLUSIVE SUB-LICENSEES. In the event or events that Merck desires to appoint a Third Party as the exclusive sub-licensee of one or more of the Products in any country or countries in the Territory, Merck shall promptly so inform Kos, together with ****. Unless Kos notifies

Merck that Kos is not interested in being the exclusive sub-licensee of such Product(s) in such country(ies), the Parties shall negotiate in good faith over a period of at least **** days from Merck's notice under this section to agree upon the terms on which Kos would become the exclusive sub-licensee of such Product(s) in such country(ies). In the event the Parties do not, despite the efforts described above, enter into such a definitive agreement during such **** day period (or in the event Kos notifies Merck that Kos is not interested in being the exclusive sub-licensee of such Product(s) in such country(ies)), Merck will thereafter be entitled to appoint **** to be the exclusive sub-licensee of such Product(s) in such country(ies), provided that the terms on which it does so are not in any material respect more favorable for the Third Party than the terms Merck was willing to extend to Kos in the course of the negotiations pursuant to this section and that such agreement is entered by Merck and such Third Party within **** days following the date at which the Parties failed to enter an agreement. If Merck does not enter into such a sub-license agreement with the **** within the **** day period described above, this Section will again be applicable to any appointment Merck may desire to make of a Third Party as the exclusive sub-licensee of such Product(s) in such country(ies).

7.       DEVELOPMENT

         7.1 Product Development Activities and Post Approval Studies.

                  (a) KOS DEVELOPMENT RESPONSIBILITIES. Subject to 7.4(c), Kos shall be fully responsible for performing, or causing to be performed, all development activities for the Products in the Territory in order to obtain Marketing Authorizations for the Products in the Territory. Such product development activities shall include but not be limited to all preclinical or clinical activities required for Regulatory Approval of the Products in the European Union

                  (b) MERCK PHASE IV RESPONSIBILITIES. If Phase IV clinical studies in the Territory are to be performed, Merck shall be fully responsible for performing, or causing to be performed, all development activities relating to such Phase IV clinical studies within the Territory. Merck agrees to share with Kos (****) any clinical data relating to the Products which was generated during such Phase IV clinical studies.

         7.2 SCIENTIFIC INFORMATION. The Steering Committee shall have oversight responsibility for the publication by either Party or their representatives of any scientific, medical, or technical article or other publication relating to the Products and Product Improvements in the Territory. Such responsibility shall include approval of content, manuscript, preparation, authorship and choice of journal(s) to which such submission is intended as well as, to the extent feasible, final pre-publication approval.

         7.3 ACCESS TO DATA AND INFORMATION. Subject to the provisions of this Agreement, each Party shall have upon reasonable request the right to access (which shall include, but not be limited to, the right to make photocopies) and, with respect to Merck within the Territory and with respect to Kos anywhere in the world, use **** all information and data generated in all clinical and marketing studies with respect to the Products. Notwithstanding the foregoing, neither Party shall be obligated to provide the other Party with access to any information to the extent prohibited by law, including without limitation signed informed consents for study participants.

         7.4 COOPERATION REGARDING REGULATORY APPROVALS.

                  (a) Kos shall remain responsible for obtaining initial Marketing Authorization for Products in all countries in the European Union.

                  (b) Merck shall be responsible for obtaining Marketing Authorization for Products in the Territory outside the countries of the European Union.

                  (c) Kos shall be responsible for conducting **** and **** necessary to obtain the Marketing Authorization in the Territory.

                  (d) If further pre-clinical or human studies are required by Regulatory Authorities in the Territory to obtain the Marketing Authorization, both Parties will decide as to the conduct of such studies and both Parties will discuss in good faith a cost sharing of these studies. The data generated from such studies will be equally shared by and available to both Parties. Kos will provide clinical trial medication and/or active ingredient for all studies ****. Kos would be required to fully cooperate in all such matters, ****.

                  (e) During the Term Kos agrees to share with Merck (****) any further clinical data relating to the Products which Kos generates in the future, and all non-clinical and clinical data - whether included in the dossiers in countries of the European Union or the United States or not - relating to the Products. Specifically, in connection with all Drug Approval Applications being prosecuted by Kos under this Agreement, Kos agrees to provide Merck with a copy **** of all filings to regulatory agencies that it makes hereunder promptly upon submission, but in no event later than **** days after written request by Merck, ****, and Merck shall, on reasonable advance notice to Kos, have the right freely to utilize such filings for its own Drug Approval Applications.

                  (f) The Parties shall consult and cooperate in the preparation of each submission for Marketing Authorization for the Products in the Territory and in obtaining and maintaining Marketing Authorization within the Territory, provided however, that, Merck shall be, except for the initial Drug Approval Application in countries in the European Union, solely responsible for interactions with Regulatory Authorities throughout the Territory. Each Party shall provide the other Party with reasonable advance notice of any scheduled significant meeting with the FDA, EMEA or any other Regulatory Authority in a country of the Territory relating to any Marketing Authorization application for a Product, and Kos and Merck shall have the right to participate in any such meeting. Each Party shall promptly inform the other Party about any significant Marketing Authorization interaction or milestones achieved.

                  (g) Recognizing that decisions will need to be made rapidly following the receipt of the statement from the Reference Member State under the MRP that includes the countries list, with respect to the countries in which the MRP will be further pursued (the "MRP Countries Decision"): (i) Kos will ensure that Merck is provided with a copy of each statement from the Reference Member State under the MRP with respect to a Product, on the same day that such statement is received by Kos or by any contract research organization involved in the submission of such MRP on behalf of Kos; (ii) the Steering Committee shall act within the next **** calendar days to agree upon the MRP Countries Decision; and (iii) should the Steering Committee fail to act within such period, **** Decision. Kos will in any event **** within the time frame allowed under the MRP.

8.       GOVERNMENT APPROVALS

         8.1 OWNERSHIP OF MARKETING AUTHORIZATIONS AND REGULATORY APPROVALS. Kos and Merck agree that all Marketing Authorizations and Regulatory Approvals in the Territory shall be owned by ****.

         8.2 TRANSFER OF MARKETING AUTHORIZATION. Promptly following receipt of the initial Marketing Authorization in countries in the European Union, ****, in order to enable **** to negotiate price, package, distribute, market and sell the Products in the Territory. In addition, **** shall remain responsible for all payments due to all relevant Regulatory Authorities until transfer of all such Marketing Authorizations to ****. **** will **** for the governmental filing **** for the Products in the European Union, payable within **** days following receipt of **** invoice and reasonable supporting documentation.

         8.3 ADDITIONAL APPLICATIONS. Merck shall be responsible for preparing, filing, and prosecuting Drug Approval Applications and seeking Regulatory Approvals for the Products in all countries of the Territory outside the European Union in which Merck in good faith and in the exercise of reasonable business judgment, considers it commercially reasonable to do so, including preparing all reports necessary as part of a Drug Approval Application. All such Drug Approval Applications shall be filed in the name of Merck and a copy of each such Drug Approval Application shall be promptly provided to Kos. In connection with all Drug Approval Applications being prosecuted by Merck under this Agreement, Merck agrees to provide Kos with a copy (which may be wholly or partly in electronic form) of all filings to regulatory agencies that it makes hereunder promptly upon submission, but in no event later than **** days after written request by Kos, ****, and Kos shall, on reasonable advance notice to Merck, have the right freely to utilize such filings for its own Drug Approval Applications.

         8.4 REFERENCE TO REGULATORY FILINGS. For those countries of the Territory that accept, as the basis of such country's Drug Approval Application for the Product, the corresponding NDA for such Product, Kos shall provide Merck the right to reference such NDA. Each Party shall have the right of cross-reference within the Territory to the other Party's regulatory filings with respect to Products (e.g. IND, NDA, etc.).

         8.5 IMPORT AND EXPORT LICENSES. Any other governmental approvals required to import and sell the Products in any country of the Territory, including, without limitation, certificates of origin, shall be obtained ****; provided, however, that **** for all export licenses for Products to be supplied by Kos to Merck hereunder. Kos shall reasonably assist Merck in order to enable Merck to obtain the Regulatory Approvals and all other certificates of origin.

         8.6 COOPERATION REGARDING DRUG APPROVAL APPLICATIONS. As a payment in support of Kos' research and development efforts and responsibilities through February 15, 2003, Merck shall pay the sum of $2,500,000 to Kos by February 15, 2003.

         8.7 RECALL.

                  (a) In the event that any Regulatory Authority of any country, whether outside or inside the Territory, threatens or initiates any action to remove a Product from the market in such country or there is any recall or equivalent action in any country, each Party shall immediately notify the other Party of such action, together with all information regarding the same that is then reasonably available to such Party.

                  (b) Whenever a recall of Products, whether outside or inside Territory, is being contemplated for any reason whatsoever (e.g. inadequate labeling, governmental action), each Party shall promptly inform the other Party or its designee of such contemplated recall and all related information in order to determine the appropriate action to take with respect to such recall prior to making any notification to a Regulatory Authority and prior to any unilateral action and/or communication by such Party, in each case to the extent not inconsistent with any legal obligation imposed by a Regulatory Authority.

                  (c) Whenever a recall of a Product is required by a Regulatory Authority in the Territory or is being undertaken by both Parties, Merck shall immediately cease the distribution of such Products in the affected country(ies) and shall give due consideration to the instructions of Kos with regard to such recall or any other actions deemed necessary or appropriate by Kos. Where and to the extent that the need for a recall is necessitated by negligence or a failure on the part of either Party to comply with any or all of its obligations under this Agreement or otherwise due to any defect or condition of the Products that is the responsibility of such Party as described in Sections 18.4 and 18.5, that Party shall be liable to bear the costs of such recall.

         8.8 NO THIRD PARTY RIGHTS. During the term of this Agreement, Merck shall not assign, license or grant to any third party any rights in or to the Drug Approval Applications that are held by Merck pursuant to this Agreement except to a co-marketing party in accordance with Section 6.1, to a Third Party exclusive sub-licensee appointed for such country in compliance with Section 6.2, or otherwise with the prior written consent of Kos.

9.       COMMERCIALIZATION

         9.1 PROMOTION. Merck agrees to use its Commercially Reasonable Efforts to begin the regular commercial distribution, use, and sale of the Product(s) in each country within the Territory as soon as commercially reasonable after Regulatory Approval for such Product(s) is obtained in such country, taking into account strategic considerations articulated by Merck, and ideally not later than 6 months from obtaining Regulatory Approval in such country (subject to Section 9.8), and to use Commercially Reasonable Efforts to continue thereafter to commercialize, market, promote and sell the Product(s) in such country. Kos' sole remedy for any failure of Merck to comply with this Article 9, as determined pursuant to Section 9.5, shall be to terminate Merck's license under
Article 2 by sixty (60) days' notice to Merck, but only to the extent such license relates directly to the applicable Product in the applicable country(ies) as to which such determination has been made.

         9.2 ****. The Parties hereby establish the following as "****" of Net Sales for the following Agreement Years, for all Products in the aggregate in the Territory:

         Agreement Year ending December 31, 2004: ****

         Agreement Year ending December 31, 2005: ****

         Agreement Year ending December 31, 2006: ****

         Agreement Year ending December 31, 2007: ****

         Agreement Year ending December 31, 2008: ****

         Agreement Year ending December 31, 2009: ****;

provided, however, that the foregoing **** are based upon the assumptions that the regulatory filings and Marketing Authorizations in the Top Markets will proceed as outlined in Appendix E ****, that the Products will be approved **** in the Top Markets, and that the Steering Committee shall establish reduced **** with respect to any Agreement Year in which the Steering Committee determines that the **** for a particular Agreement Year was not met, or is not likely to be met, due to any delay in obtaining or failure to obtain any Marketing Authorization **** in a Top Market, or due to factors that are in whole or in part within the responsibility of Kos, or due to a delay in the supply of bulk Products by Kos in accordance with this Agreement, or due to a partial termination of this Agreement by Merck pursuant to Section 3.2(b), or due to force majeure events.

         9.3 MERCK PROMOTIONAL ACTIVITIES. Merck shall, in such countries of the Territory where it markets the Products on its own, maintain or hire a reasonable marketing and field sales organization with respect to the Products,****. Merck shall be solely responsible for paying for such field sales organization, including all salaries and sales commissions due to its employees.

         9.4 OTHER PROMOTIONAL MATTERS.

                  (a) BOOKING OF SALES REVENUE. Merck shall be responsible for all billing and collection activities related to the commercial distribution of the Products in the Territory and shall record on its books all revenue from gross and Net Sales of the Products in the Territory.

                  (b) PACKAGING. The Commercialization Team shall have the responsibility for approving all packaging materials with respect to regulatory requirements.

         9.5 DILIGENCE DETERMINATIONS.

                  (a) If Merck does not achieve the applicable **** during any Agreement Year listed in Section 9.2:

                  (i) if it has not achieved **** as to 2004 or as to 2005, it will be considered to have failed to achieve **** for such Agreement Year; or

                  (ii) if it has not achieved **** as to 2006, as to 2007, as to 2008, or as to 2009, it will be considered to have failed to achieve such **** for such Agreement Year; and

                  (iii) if it has achieved **** (for 2004 or 2005), or **** (for 2006, 2007, 2008, or 2009), it will not be considered to have failed to achieve such **** unless and until it also fails to achieve ****.

                  (b) So long as Merck achieves the applicable **** in each Agreement Year listed in Section 9.2, either in such Agreement Year or as determined under Section 9.5(a), it shall be conclusively deemed to have fully complied with its obligations under Section 9.1 and otherwise as to diligence in the marketing of the Products under this Agreement.

                  (c) If Merck fails to achieve the applicable **** for an Agreement Year listed in Section 9.2, both in such Agreement Year and as determined under Section 9.5(a), and ****, Kos may in such event and prior to taking any other action hereunder with respect thereto, so inform Merck in writing,****. In the event Kos duly gives such a notice to Merck with respect to a Product in a country, the Steering Committee shall, within **** after such notice by Kos, determine either (as the Steering Committee determines to be more reasonable): ****.

         9.6 IDENTIFICATION OF KOS. Subject to applicable laws and regulations, labeling on all Products sold by or on behalf of Merck pursuant to this Agreement that use any of the Kos Trademarks, and all advertising, marketing and promotional materials used in connection therewith that use Kos Trademarks, shall be subject to Kos' prior approval, which shall not be unreasonably withheld or delayed, and Merck will as appropriate identify Kos as the licensor of the Products. In addition, Kos shall be entitled to reasonable prior notice of Merck's significant marketing and promotional events, including without limitation medical education and similar meetings, to be held by Merck in the Territory, and shall be afforded the opportunity to attend the same at Kos' expense.

         9.7 NO OBLIGATION TO LAUNCH. Merck shall not be obliged to launch a Product in any country of the Territory, if commercialization in such country would, in Merck's reasonable determination, not be commercially reasonable.

         9.8 NO IMPLIED DILIGENCE. Merck's diligence obligations with respect to the commercialization of the Products under this Agreement and the licenses granted hereunder are as explicitly stated in this Article 9, and no other or additional diligence or efforts obligations with respect to such commercialization are implied, nor shall any be inferred.

10.      COMMITTEES AND WORKING GROUPS

         10.1 ESTABLISHMENT OF STEERING COMMITTEE AND WORKING GROUPS. The Parties agree to establish a Steering Committee and three working groups that shall report to the Steering Committee. The three working groups shall include a Technical Operations Team, a Commercialization Team, and a Development Team.

         10.2 STEERING COMMITTEE.

                  (a) RESPONSIBILITY. Within 30 days following the Effective Date, the Parties shall form a Steering Committee (the "Steering Committee") whose responsibility shall be to discuss any proposed amendments to this Agreement, major investments by the Parties relating to the Products in the Territory and, when appropriate under Article 4, major investments by the Parties relating to Product Improvements and New Products.

                  (b) COMPOSITION AND PROCEDURES. The Steering Committee shall have three representatives from each of Kos and Merck. The chairperson of the Steering Committee shall be designated by Merck for the first year, shall be designated by Kos for the second year, and shall alternate between the parties on an annual basis thereafter. One of the representatives from each Party shall be the senior marketing executive for such Party. The Steering Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. Each Party shall have one vote on all matters.

                  (c) MEETINGS OF STEERING COMMITTEE. The Steering Committee shall meet at least twice per Agreement Year during the first two Agreement Years, and thereafter at least once per Agreement Year, unless no later than 30 days in advance of any meeting there is a determination, by agreement of both Parties, that no new business or other activity has transpired since the previous meeting, and that there is no need for a meeting. In such instance, the next quarterly meeting will be scheduled. The Steering Committee shall also establish a procedure, agreeable to both Parties, for either (i) calling special interim meetings of the Steering Committee in the event of the need for Steering Committee decisions between regularly scheduled meetings or (ii) establishing a process for making such interim decisions. The location of such meetings shall alternate between Kos' offices in the Miami, Florida metropolitan area and Merck's offices in the Darmstadt (Germany) metropolitan area unless otherwise agreed upon between the Parties. Steering Committee meetings may, upon the agreement of both Parties, be via teleconference and/or videoconference. Minutes of each Steering Committee meeting shall be transcribed and issued by a designee of the Committee within 30 days after each meeting and shall be approved by a representative from each Party no later than the first order of business at the immediately succeeding Steering Committee meeting. Each Party shall bear their own expenses in connection with attending meetings of the Steering Committee.

10.3     TECHNICAL OPERATIONS TEAM.

                  (a) RESPONSIBILITY. Within 15 days following the Effective Date, the Parties shall form a Technical Operations Team (the "Technical Operations Team") whose responsibility shall be to coordinate Kos' technology transfer to Merck as required under this Agreement and in order for Merck to fulfill its obligations under this Agreement, and to coordinate the regulatory matters related to obtaining Regulatory Approvals for the Products in the Territory. The Technical Operations Team shall further be the main instrument for the Parties to exchange information regarding the Products and their development.

                  (b) COMPOSITION. The Technical Operations Team shall consist of an equal number representatives appointed by each of Kos and Merck. The chairperson of the Technical Operations Team shall be designated by Kos. The Technical Operations Team may from time to time include additional representatives from either Party on specific issues as the need arises. The chairperson of such team shall have responsibility for: (i) collecting and collating the issues for the meeting agenda from each Party; (ii) calling emergency meetings of the Technical Operations Team at the request of either Party; (iii) having minutes of the Technical Operations Team meetings recorded, prepared and issued.

                  (c) MEETINGS OF THE TECHNICAL OPERATIONS TEAM. The Technical Operations Team shall meet on a quarterly basis or more frequently if the Parties mutually agree that this would be helpful or necessary. The location of such meetings shall be agreed upon between the Parties each time. At least two of the quarterly Technical Operations Team meetings shall be face-to-face meetings, with the other meetings being via other methods of communication such as teleconferences and/or videoconferences as agreed to by the Parties. The initial meeting shall be held in Darmstadt within 30 days following the Effective Date. Minutes of each Technical Operations Team meeting will be transcribed and issued to the members of the Technical Operations Team by the Chairperson within 30 days after each meeting and shall be approved by the members within 30 days of receipt. Each Party shall bear their own expenses incurred by their representatives (including but not limited to travel, accommodation and food) as a result of participating in the Technical Operations Team. A meeting of the Technical Operations Team may only be held if a quorum of at least one representative from each Party is present.

                  (d) TECHNICAL OPERATIONS TEAM DECISIONS. Except as otherwise provided herein, all decisions of the Technical Operations Team shall be taken at a meeting of the Technical Operations Team (or by a written, signed consent in a single document, or, if an immediate decision is necessary, by electronic communication if the relevant Technical Operations Team members mutually agree that this would be helpful or necessary) and shall require the agreement of both Parties. The representatives of each Party present at a Technical Operations Team meeting shall together have a single vote, but (i) in the event of a deadlock as to matters relating to regulatory matters in countries in the European Union, one of the Kos representatives on the Technical Operations Team (or the Kos representative if only one representative is in attendance), shall have an additional vote that will break such deadlock and (ii) in the event of a deadlock as to matters relating to regulatory matters outside the European Union, one of the Merck representatives on the Technical Operations Team (or the

Merck representative if only one representative is in attendance), shall have an additional vote that will break such deadlock. The Parties shall ensure at all times that each of its representatives on the Technical Operations Team exercises its duties under this Agreement. Notwithstanding the foregoing, if either Party believes that the other Party is acting unreasonably through its participation in the Technical Operations Team with respect to any issue, such Party may raise such issue with the Steering Committee.

        10.4     DEVELOPMENT TEAM.

                  (a) ESTABLISHMENT, RESPONSIBILITY AND COMPOSITION. Upon the Parties entering into a definitive agreement under Article 4 for the development and/or commercialization of a Product Improvement or a New Product, the Parties shall form a Development Team (the "Development Team") whose responsibility shall be to oversee development matters related to such Product Improvement and/or New Product. The Development Team shall consist of an equal number of representatives appointed by each of Kos and Merck. The chairperson of the Development Team shall be designated by Kos for the first year after its creation, shall be designated by Merck for the second year, and shall alternate between the parties on an annual basis thereafter. The Development Team may from time to time include additional representatives from either Party on specific issues as the need arises. Each Party shall have one vote on all matters considered by the Development Team.

                  (b) DEVELOPMENT TEAM STRUCTURE. The structure, meetings and procedure of the Development Team shall be decided by the Steering Committee at the time of formation of the Development Team.

        10.5     COMMERCIALIZATION TEAM.

                  (a) RESPONSIBILITY. Within 30 days following the Effective Date, the Parties shall form a Commercialization Team (the "Commercialization Team") whose responsibility shall be to coordinate the commercial day to day business of commercializing the Products in the Territory, to deal with regulatory and commercial issues relating to the Products in the Territory, consider technical and supply related matters not handled by the Technical Operations Team, oversee Phase IV activities (including clinical studies) for the Products in the Territory.

                  (b) COMPOSITION. The Commercialization Team shall consist of an equal number of representatives appointed by each of Kos and Merck. The chairperson of the Commercialization Team shall be designated by Merck. The Commercialization Team may from time to time include additional representatives from either Party on specific issues as the need arises. The chairperson of such team shall have responsibility for: (i) collecting and collating the issues for the meeting agenda from each Party; (ii) calling emergency meetings of the

Commercialization Team at the request of either Party; (iii) having minutes of the Commercialization Team meetings recorded, prepared and issued.

                  (c) COMMERCIALIZATION TEAM MEETINGS. The Commercialization Team shall meet on a quarterly basis or more frequently if the Parties mutually agree that this would be helpful or necessary. The location of such meetings shall be agreed upon between the Parties prior to each meeting. At least two of the quarterly Commercialization Team meetings each Agreement Year shall be face-to-face meetings, with the other meetings being via other methods of communication such as teleconferences and/or videoconferences as agreed to by the Parties. The initial meeting of the Commercialization Team shall be held in Darmstadt within 30 days following the Effective Date. Minutes of each Commercialization Team meeting will be transcribed and issued to the members of the Commercialization Team by the Chairperson within 30 days after each meeting and shall be approved by the members within 30 days of receipt. Each Party shall bear their own expenses incurred by their representatives (including but not limited to travel, accommodation and food) as a result of participating in the Commercialization Team. A meeting of the Commercialization Team may only be held if a quorum of at least one representative from each Party is present.

                  (d) COMMERCIALIZATION TEAM DECISIONS. Except as otherwise provided herein, all decisions of the Commercialization Team shall be taken at a meeting of the Commercialization Team (or by a written, signed consent in a single document) and shall require the agreement of both Parties. The representatives of each Party present at a Commercialization Team meeting shall together have a single vote, but in the event of a deadlock, one of the Merck representatives on the Commercialization Team (or the Merck representative if only one representative is in attendance), shall have an additional vote that will break such deadlock. The Parties shall ensure at all times that each of its representatives on the Commercialization Team exercises its duties under this Agreement. Notwithstanding the foregoing, if either Party believes that the other Party is acting unreasonably through its participation in the Commercialization Team with respect to any issue, such Party may raise such issue with the Steering Committee.

11.      MANUFACTURING, DISTRIBUTION AND SUPPLY

        11.1     KOS MANUFACTURING RESPONSIBILITIES.

                  (a) PRODUCT MANUFACTURE. Kos shall manufacture the Products for sale to Merck in the Territory and shall use its Commercially Reasonable Efforts to produce and timely supply the Products and samples of the Products in bulk tablet form (or finished products as provided in Section 11.1(c)) for the Territory in accordance with this Agreement. Kos agrees that it shall manufacture, analyze, store, release for shipment, and ship the Products and samples of the Products in accordance with the specifications **** in adherence to current GMPs and in conformity with all applicable laws and regulations. Kos warrants that the Products at delivery to Merck will not be in any way adulterated, deteriorated or contaminated and that they shall be fit for their intended use as a pharmaceutical for humans. Merck agrees to accept and package the Products and samples of the Products in accordance with the specifications set out in the applicable Marketing Authorization, including but not limited to current bulk stability and phase time limitations, in adherence to current GMPs, and in conformity with all applicable laws and regulations.

                  (b) **** SUPPLY. In the event that, in order to fulfill Merck's orders for Advicor, Kos is required to buy **** the Parties agree that Merck shall reimburse Kos for ****.

                  (c) SUPPLY OF FINISHED PRODUCTS. Kos will, to the extent the Parties may mutually agree, supply the Products to Merck in finished form, ready for the final customer, in those situations during the first **** after the Effective Date in which Merck requires this due to start-up requirements as to packaging and finishing capacities. In case Kos will supply Merck with finished Products, Merck shall reimburse Kos for the incremental packaging and finishing costs ****. Kos will in advance of such a supply of finished Product provide Merck with an estimated calculation of such incremental costs, subject to approval of the Steering Committee.

                  (d) CLINICAL SUPPLIES. Kos agrees to supply Merck, ****, with Merck's requirements of Products for use in clinical or other studies or tests to be conducted by Merck or under its sponsorship in or with respect to the Territory.

                  (e) COMMERCIAL SAMPLES. Kos agrees to supply Merck with its requirements of samples for commercial purposes. Such samples will be supplied
****.

                  (f) LOSSES IN PRODUCT FINISHING. The Parties acknowledge that ****% of the Products supplied by Kos to Merck are anticipated to be lost during the production of finished products by Merck ****, report to Kos on its actual experience with Product losses. If Merck's actual experience with the Products indicates that such losses are on average exceeding such ****% level for a Product, the Parties will, through the Steering Committee, cooperatively seek a solution to reduce and/or to reflect such higher loss levels.

         11.2 ANALYTICAL METHOD TRANSFER. As soon as possible after the Effective Date and in any event in due time prior to launch of Products in the Territory, Kos agrees to provide Merck with all required documentation and support for analytical method transfer for the Products to one site designated by Merck, to enable Merck to analyze the Product in order to determine its suitability and stability under this Agreement and according to all applicable requirements of a Regulatory Authority or to ensure that the finished Products are in line with the Marketing Authorization and all other (local) applicable regulations. Kos agrees to actively participate in such analytical method transfer by, inter alia, providing samples and conducting parallel testing.

Merck shall be solely responsible for transfers of analytical methods to additional Merck sites at its cost, and Merck shall notify Kos that it has done so. Merck may request Kos to participate in and to support any such additional analytical method transfer, and Merck shall reimburse Kos for all of Kos' reasonable costs associated with such additional analytical method transfer, to the extent Kos has notified Merck in advance of the amount of such costs. Otherwise, each Party shall bear its own costs related to such analytical method transfer.

         11.3 MANUFACTURING CAPACITY.

                  (a) Kos agrees to provide at its own cost manufacturing capacity sufficient and prepared to fulfill Merck's requirements for the Products as bulk Products (or finished Products as provided in Section 11.1(c)) during the Term, which requirements shall be reflected by Merck's **** months forecast as set out in paragraph 11.7 (c) including the agreed flexibility under
11.8 and taking into consideration Merck's estimated **** planning forecasts described in Section 11.3(b) and the other provisions of this Article 11.

                  (b) The Parties shall meet at least once per year to review Merck's **** planning forecast for the Products, which shall reflect Merck's realistically anticipated upside scenario for its requirements for Products, and shall compare such projected needs to Kos' existing and planned **** manufacturing capacity for the Products. Merck agrees to provide Kos **** planning forecast, **** following Agreement Years. Kos agrees to provide to Merck on the same schedule Kos' **** capacity plan, including other demands on Kos' total capacity for the Products. These plans shall be used by the Parties to prepare and mutually adopt **** capacity plan. If either Merck or Kos has reason to believe at any time during the interim between the submission dates for such plans that Kos' capacity will not be sufficient to meet Merck's requirements from its then current manufacturing facility at any time during the **** covered by the then-current plan, such Party shall require that an interim process be instituted prior to the following September to revise and update the capacity plan. Kos is responsible for setting up and implementing at its expense such capacity plan, for ensuring sufficient manufacturing capacity for the supply of the Products to Merck hereunder as reflected in **** forecast.

         11.4 SECURITY OF SUPPLY AND RISK MITIGATION. Kos agrees to maintain procedures designed to ensure an adequate, compliant and timely supply of the Products in order for Kos to meet its supply obligations under this Agreement and to achieve the objectives as reflected in the Recitals to this Agreement. In addition, within **** after Effective Date, Kos shall provide a comprehensive risk mitigation plan and procedures to secure supply of Products for the

Territory in order to minimize the consequences of a major event in the manufacture of Products, which risk mitigation plan may contain, inter alia, back-up facilities, security stocks, procedures for replacement of defective manufacturing equipment and/or general protection of manufacturing facilities against such major events.

         11.5 DISTRIBUTION AND DELIVERY TERMS.

                  (a) Kos shall store (at its own cost and in accordance with the provisions of this Agreement relating to conditions of storage and transit labeling) the bulk Products manufactured by it until the agreed delivery date according to the provisions of this Agreement.

                  (b) Kos shall deliver the bulk Products manufactured by it according to this Agreement on the delivery dates according to this Agreement.

                  (c) Kos shall be responsible for ensuring that each delivery of bulk Product, or finished Product as the case may be, shall comply with the remaining shelf life requirements as agreed herein.

                  (d) It is agreed for the purpose of this clause that Kos will deliver bulk Product, or finished Product as the case may be, in accordance with this Agreement at the following delivery locations and according to the following delivery terms: Bulk Products and/or finished Products will be delivered CIP/Frankfurt (Main), Germany Airport, or another European Union destination international airport (Incoterms 2000), and upon Merck's request to up to two additional destination international airports located in the European Union, Asia or Latin America.

                  (e) Except in the context of a separate co-marketing agreement, if any, Merck shall be solely responsible for further distribution of the Products in the Territory.

         11.6 MERCK MANUFACTURING RIGHTS AND RELATED TECHNOLOGY TRANSFER.

                  (a) In the case of default in supply and/or a force majeure event, Kos shall give immediate written notice to Merck if Kos becomes aware that it is or will be unable to satisfy its supply obligations under this Agreement in whole or a significant part thereof for a period of **** days, and the Parties will immediately work together, through the Steering Committee, in good faith to identify suitable alternative courses of action provided that (i) in the meantime, Kos shall use Commercially Reasonable Efforts to attempt to rectify such situation and (ii) if Kos is unable to present or to implement such a suitable alternative course of action, at Merck's request ****, Kos shall immediately grant to Merck such rights (including but not limited to any intellectual property license and rights of access), as well as transfer to Merck of all required Know-How and other technical information relating to the manufacture of Products, as would be required to allow Merck and/or any Merck Affiliate or designee to manufacture Products and to continue and complete what would otherwise be Kos' supply obligations ****. In such situation, the Parties agree to exert Commercially Reasonable Efforts to secure an on-going second source qualification for any manufacturing facility Merck establishes pursuant to this Section. As long as Merck is manufacturing Product due to Kos inability to fulfill its supply obligations, Merck shall, in such situation and in lieu of a Transfer Price, ****. Kos agrees to support Merck during the technology transfer by providing all necessary information and support (which includes, inter alia, personal presence of experienced experts at Merck's manufacturing sites) in such detail to enable Merck to establish and validate the manufacturing process for Products at the respective manufacturing site. Merck agrees in such event, to the extent it has ability and capacity to do so, to supply Products to Kos (on other terms similar to those included herein for the supply of Products by Kos to Merck) for distribution by Kos outside the Territory, at a price equal to Merck's cost of manufacture ****.

                  (b) In the case of either (A) a Change of Control of Kos as to which Merck would have the right to, but does not elect to, terminate this Agreement pursuant to Article 20 or (B) an Insolvency Event affecting Kos, then in either such event and at Merck's request ****, Merck shall thereupon have all necessary rights (including but not limited to any intellectual property license and rights of access) as would be required to allow Merck and/or any Merck Affiliate or designee to manufacture Products in lieu of what would otherwise be Kos' supply obligations hereunder. In such event, Kos shall transfer to Merck of all required Know-How and other technical information relating to the manufacture of Products, and, ****. In such situation, unless waived by Merck, the Parties agree to exert Commercially Reasonable Efforts to secure an on-going second source qualification for any manufacturing facility Merck establishes pursuant to this Section. Merck shall, in such situation and in lieu of a Transfer Price, ****. Unless waived by Merck, Kos agrees to support Merck during the technology transfer by providing all necessary information and support (which includes, inter alia, personal presence of experienced experts at Merck's manufacturing sites) in such detail to enable Merck to establish and validate the manufacturing process for Products at the respective manufacturing site. The parties understand and intend that the grants under this Section are current grants of rights by Kos to Merck that will be eligible for enforcement and continuation despite an Insolvency Event, pursuant to Section 365(n) of the United States Bankruptcy Code, as amended.

         11.7 SUPPLY.

                  (a) REQUIREMENTS AGREEMENT. Kos hereby agrees to exclusively supply and sell to Merck, and Merck agrees to purchase, all of Merck's requirements for the Products in the Territory during the Term in accordance with the terms of this Agreement.

                  (b) SUPPLY LOGISTICS. The Parties agree to work together, through the Commercialization Team, to establish mechanisms to ensure efficient, fair, equitable and cost effective supply logistics and materials management and to measure delivery performance and efficiency with the common aim of continuous improvement.

                  (c) FORECAST AND ORDER HANDLING. As soon as practicable, but not later than **** days after the Effective Date, Merck shall provide Kos with an initial written forecast (by calendar quarter, or on a monthly basis if the parties agree) of the quantity of Products that Merck desires to have delivered to it during the following **** month period. At least 15 days before the end of each calendar quarter, Merck shall provide a written, updated forecast (by quarter or monthly if agreed) of the quantity of Products that Merck desires to have delivered to it during the following **** consecutive calendar quarters. Each forecast provided by Merck shall designate the portion of such forecast of Products that constitutes commercial samples or clinical supplies. Each successive forecast shall update the forecast previously given. The Parties acknowledge that such forecasts are only estimates of Merck's delivery requirements of the Products and that Merck shall not be bound by any such estimate, except that the first calendar quarter within each forecast so provided shall represent a binding commitment of Merck to require such forecasted quantity of Products (including Product samples), and a binding commitment by Kos to supply such quantities in a timely manner. Merck shall order and maintain all reasonable inventories of the Products, having due regard to current and forecasted sales volumes. In no event shall Merck order less than the minimum committed quantities, as reflected by Merck's forecast but subject to the negative deviation allowances provided for in Section 11.8, and Merck shall accordingly be deemed to have submitted such orders if it otherwise fails to do so; provided however, that Merck's commitment under this sentence is based upon the assumptions that the regulatory filings and Marketing Authorizations will proceed as outlined in Appendix E or other agreed regulatory timelines.

                  (d) PRODUCTION SCHEDULING. Kos shall schedule its production to be able to deliver to Merck all of Merck's requirements of the Products as shown in Merck's firm orders according to the forecast, on or before the order lead time as set out in sub-paragraph Section 11.7(f). Kos shall use Commercially Reasonable Efforts to secure timely availability of raw-materials in the required quantities and quality for such manufacturing of Products.

                  (e) EXCESS QUANTITIES. Kos will in good faith attempt to supply quantities desired by Merck in excess of the maximum committed quantities, as reflected by Merck's forecast and the positive deviation allowances provided for in Section 11.8.

                  (f) FIRM ORDER AND LEAD TIME. Each purchase of Products will be based on a firm purchase order issued by Merck and confirmed by Kos within 5 working days. Kos is not obligated to confirm any order for quantities in excess the binding commitment. After receipt of a firm purchase order, Kos will supply the ordered quantities of Products in the agreed quality in full within a lead time of **** for Niaspan and **** for Advicor. Kos shall inform Merck in writing of any deviation from the aforementioned ****. Unless the Parties otherwise agree in particular instances, all orders and shipments for Products will be on a full-lot basis (using Kos' standard lot size). Kos shall provide Merck, together with each shipment of Product, with a satisfactory certificate of analysis and batch documentation for each lot of delivered Product, which certificate of analysis and documentation may be shipped separately, but for arrival substantially concurrently with the Product delivery. Further details of such certificate and documentation will be set forth in the separate Technical Agreement referred to in Section 11.14.

                  (g) QUALITY INVESTIGATIONS AND PRODUCT REJECTIONS. If Merck discovers any non-conformance of any bulk Products or finished Product, as the case may be, or any respective batch documentation with ****, regulatory standards and/or quality standards as agreed under this Agreement, Merck shall immediately contact Kos and provide Kos with written notification of Merck's findings and the intention to reject any bulk Products shipment or portion thereof for failure to meet the specifications, the regulatory standards and/or the agreed quality. Kos shall investigate such issue and provide a written report to Merck as soon as possible after notification. Kos shall not be liable for any nonconformance of the bulk Products or finished Products arising out of the shipment, storage or handling of the bulk Products or finished Products by Merck or its representatives, agents, or customers. Except as provided in this section, Merck will not be permitted to return Products that are compliant at delivery to Merck. Further details of such quality investigation and Product rejection will be set forth in the separate Technical Agreement referred to in
Section 11.14.

         In the event that a dispute arises between Kos and Merck in the analysis of the bulk Products and/or the acceptability of a batch of bulk Products, the resolution will be settled by involvement of an independent Third Party laboratory or expert to be agreed to by the Parties. The costs for any additional tests and expert opinions will be borne by the non-prevailing Party. Costs related to the Products destruction or recycling will also be borne by the non-prevailing Party. The Parties shall cooperate as either of them may reasonably request from time to time to select and qualify one or more independent Third Party laboratory(ies) or experts to perform any Product testing required under this paragraph. In cases in which the resolution of a dispute or other investigation is anticipated to take more than ****, Kos shall upon request by Merck and as soon as practicable after notification of the rejection, deliver replacement Products for the Products under such dispute or


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

investigation and otherwise shall use its Commercially Reasonable Efforts to ensure continuity of supply. Without prejudice to its rights with respect to such dispute or investigation, Merck shall pay for such replacement Products in accordance with the payment provisions of this Agreement, provided that they conform with the Marketing Authorization, regulatory standards and/or the quality standards as agreed under this Agreement.

         Kos shall bear all costs associated with the reprocessing of the Products or replacement of deliveries, if Kos agrees or the analysis mentioned above shows that the delivered bulk Product has not met the specifications, the regulatory standards and/or the agreed quality. Otherwise Merck shall bear all costs of the external Third Party laboratory and the manufacture of replacement Products.

         11.8 FLEXIBILITY. The requirements of Products detailed in months ****of each forecast represent Merck's anticipated requirements for the Products, which will be treated as binding on the Parties subject, to the extent not in excess of quantities forecast in the current **** capacity plan, to the agreed deviation allowances as follows:

                  (i) for quantities shown in months **** inclusive, a deviation of **** will be allowed based on the initial basis. For the purpose of this paragraph (i) the "initial basis" for later deviations shall be the amount shown in the forecast at that point at which the forecasted figures for the respective quarter or month appear for the first time in the forecast for month ****; and

                  (ii) for quantities shown in months **** inclusive, a deviation of **** will be permitted based on the subsequent basis; provided that (A) such subsequent basis is the same as the initial basis or no more or less than ****% thereof and (B) that no adjustment under this clause (ii) will have the effect, together with an adjustment under clause (i), of a cumulative adjustment in excess of ****% based on the initial basis. For the purpose of this paragraph the "subsequent basis" for later deviations shall be the amount shown in the forecast at that point at which the forecasted figures for the respective quarter or month appear for the first time in the forecast for month ****.

The requirements of Products detailed in months **** of each forecast represent Merck's rough estimate for the Products, and are not binding on either Party and are subject to unlimited flexibility until that point of time where such figures appear for the first time in the forecast for month ****, to the extent not in excess of quantities forecast in the current **** capacity plan. The foregoing flexibility standards are based upon the assumption that the regulatory filings and Marketing Authorizations in the Top Markets will proceed as outlined in

Appendix E, and it is agreed that Merck shall have further flexibility to reduce order sizes during any periods affected by a delay in such regulatory filings and Marketing Authorizations.

         11.9 PRODUCT RATIONING. In the event of a shortfall in supply of any of Product occurring during the Term of this Agreement for whatever reason (including but not limited to the situation where the Kos and Merck demand together exceed the present supply capability of Kos) such that not all market requirements can be met, then without prejudice to any other rights which may apply under this Agreement, Merck shall have the right to request an emergency meeting of the Steering Committee or designated persons of both parties which shall have the right to get access to all relevant information (including production plans, capacity plans and forecast and order data for all relevant countries outside the Territory) to enable the Parties to satisfy the requirements of all markets in and outside the Territory in an appropriate way and to distribute the available Product in accordance with Section 11.7(b) and the rationing principles set out in Appendix F.

         11.10 DELIVERY PERFORMANCE AND FAILURES.

                  (a) OTIF ("ON TIME IN FULL") TARGETS. Orders are considered as Orders fulfilled on time in full, if the Products are within the agreed quality and not rejected according to Section 11.7(f) and if the following conditions are met:

                  o  Confirmed Quantity is met by (****)

                  o  Confirmed Date in an order acceptance is met by ****days

                  (b) DELIVERY PERFORMANCE FAILURES. Kos shall use Commercially Reasonable Efforts to fulfill orders within the confirmed quantity and within the confirmed date with a deviation of **** days. In the case that Kos does not reach the OTIF targets in paragraph (a) above, Kos shall use all Commercially Reasonable Efforts to fulfill such orders and Merck shall, in addition to any other remedy, be entitled to reduce the Provisional Price of Product for such delivery by ****, which reduction shall not be paid in the process described in
Section 5.4(c) (i.e., the deduction will remain reflected in a deduction in the final Transfer Price for such Product).

         11.11 SHELF-LIFE. The remaining shelf life of the Products supplied by Kos to Merck upon delivery of such Products to Merck shall be at least **** for Advicor and shall be at least **** for Niaspan, and in any event, Kos shall exert Commercially Reasonable Efforts to schedule manufacturing and deliveries such that all bulk Product is delivered to Merck as soon as possible (and in any event within **** months) after its manufacture.

         11.12 MANUFACTURING INFORMATION AND CHANGE CONTROL. Notwithstanding any provision or term of this Agreement to the contrary, Merck shall have no right of access to, or any right to receive from Kos, and Kos shall have no obligation to provide access to or transfer to Merck, any Know-How relating to the manufacture of the Products, except in the event that such information is required either to obtain or maintain a Regulatory Approval in the Territory or to enable Merck to perform the batch release and to enable qualified Merck personnel to fulfill Merck's regulatory obligations, and then only to the limited extent necessary to enable Merck to obtain or maintain such Regulatory Approval, to fulfill such regulatory obligations, or to ensure that the finished Products are in line with the Marketing Authorization and all other (local) applicable regulations, and except as provided in Section 11.6 (manufacturing right). All such information shall be provided to a Regulatory Authority on a confidential basis (to the extent permitted by law) and only for the uses permitted under this Section, and shall be provided only to those who have a need to know such information for the limited purposes of this Section.

         Each change in the Product or its manufacturing or packaging, proposed by either Party, shall be communicated to both Parties in advance, to enable the Parties to comment on such intended changes before implementation. Any changes for the Territory proposed by Kos shall only be implemented with Merck's prior written consent, which consent shall not be unreasonably withheld or delayed. Kos shall bear or reimburse Merck for all of Merck's costs (including without limitation any regulatory costs) associated with any change initiated by Kos, including a change of or in the Kos manufacturing site. Merck shall bear or reimburse Kos for all of Kos' costs (including without limitation any regulatory costs) associated with any change initiated by Merck. Further details regarding the change control procedure will be set forth in the separate Technical Agreement referred to in Section 11.14.

         11.13 INSPECTIONS AND AUDITS.

                  (a) Merck shall have the right once per year during the term of this Agreement, or more often if so agreed between the Parties, upon reasonable prior written notice to Kos to enter Kos' manufacturing site and carry out a GMP audit of those parts of the manufacturing site involved in the manufacture of Products, including for the purpose of confirming that no type of products which may prejudice the quality of the Products are being manufactured at the site, and in order to monitor compliance with this Agreement.

                  (b) ****.

                  (c) Without prejudice to paragraph (a) above and without in any way reducing Kos' obligations under this Agreement, Merck shall have the right at its expense (itself or for its authorized representatives) at any time during regular business hours and upon reasonable prior written notice to Kos to enter Kos' manufacturing site and:

                  (i) inspect those parts of the manufacturing site used for the manufacture (including testing, warehousing and/or storing) of the Products intended for sale in the Territory, testing of starting materials and/or generation and disposal of waste including any hazardous waste arising from such manufacture or testing;

                  (ii) review Kos' procedures for and/or observe the activities involved in (i) above;

                  (iii) in reasonable cases at its own expense, take copies of any and all records of Kos relating to the testing of Products intended for sale in the Territory and waste.

                  (d) Each Party shall co-operate fully with any authorized technical representatives of the other Party.

                  (e) In relation to any recommendations or observations made following any such audit or inspection (including any suggestions relating to continuous improvement), the Parties will discuss the action to be taken and timing for implementation.

                  (f) Each Party shall allow inspections of its manufacturing site for the Products and any other sites relevant to the Products and premises which may be requested by any governmental authority. Merck shall be entitled to send a representative to attend any inspection by a governmental authority of Kos' manufacturing site for the Products, subject to such Merck representative being bound by confidentiality obligations similar to those contained in this Agreement. The findings of any such inspection at Kos' site or of any other inspections carried out in relation to other production at the manufacturing site of Kos for the Products shall promptly be made known in their entirety in writing to Merck insofar and to the extent that they may potentially impact the commercialization or manufacture, including but not limited to quality and testing of the Products under this Agreement.

         11.14 FURTHER AGREEMENTS RELATING TO TECHNICAL ISSUES. In addition to this Agreement, the Parties will enter into a separate Technical / QA agreement (the "Technical Agreement") for the delimitation of pharmaceutical responsibilities as soon as reasonably possible after the Effective Date but in no event less than 90 days before the first commercial sale of the Products in the Territory.

12.      SAFETY AND SURVEILLANCE

         12.1 REPORTING. Merck shall be responsible for any reporting of matters regarding the sale or use of the Products, including Adverse Events, to the appropriate Regulatory Authority in the Territory, in accordance with applicable laws and regulations. Each Party shall promptly, but in no event later than within two working days, notify the other Party of any such Adverse Event matter regarding the Product and promptly furnish complete copies of such reports to the other Party. In the event Merck or Kos should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in the Products, it shall promptly, but in no event later than within two working days, notify the other Party in writing.

         12.2 ADVERSE EVENTS. Promptly after the Effective Date, in recognition of Merck's primary responsibility for reporting Adverse Events associated with the Products in the Territory, the Parties shall agree upon standard operating procedures for the investigation and reporting of Adverse Events regarding the Products. The Parties shall implement such agreed procedures as soon as reasonably necessary and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations with respect to the Products or that is relevant to the safe use of the Products. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting in the Territory.

13.      AUDIT RIGHTS

         Each of Kos and Merck shall keep complete and accurate records which are relevant to revenues, costs (including manufacturing costs), expenses, and payments on a country by country basis in the Territory under this Agreement and such records shall be maintained by such Party for at least two years following their creation. Each Party shall have the right, at such Party's expense, through a certified public accountant or like person reasonably acceptable to the other Party to examine such records during regular business hours upon reasonable notice during the life of this Agreement and for two years after its termination; provided, however, that such examination shall not take place more often than twice per year and shall not cover such records for more than the preceding two years. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy differs by more than five percent (5%) from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the undisputed amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with Article 23.

14.      INTELLECTUAL PROPERTY

         14.1 OWNERSHIP OF INTELLECTUAL PROPERTY.

 Subject to the grants made to Merck in, and the rights of Merck under, this Agreement, Kos shall have and retain sole and exclusive right, title and interest in and to all inventions, discoveries, writings, trade secrets, Know-How, methods, practices, procedures, engineering information, designs, devices, improvements, manufacturing information and other technology, whether or not patentable or copyrightable, and any patent applications, patents, or copyrights based thereon (hereinafter called "Inventions") that are made, discovered, conceived, reduced to practice or generated by Kos (or its employees or representatives), and all rights with respect to the Kos Trademarks. Merck shall have and retain sole and exclusive right, title and interest in and to all Inventions made, discovered, conceived, reduced to practice or generated by Merck (or its employees or representatives). The Parties shall jointly own all Inventions made, discovered, conceived, reduced to practice or generated jointly by the Parties (or their employees or representatives). The inventorship rules and principles prevailing in the United States shall be used to determine inventorship hereunder.

         14.2 PATENT PROSECUTION.

                  (a) Kos, at its expense, shall have the responsibility for the filing, prosecution, and maintenance of all Patents that it solely owns in the Territory, including but not limited to EP 0 577 504 purchased from Upsher-Smith Laboratories, Inc. under the Patent Purchase and Assignment Agreement, dated January 9, 2002, between Kos and Upsher-Smith Laboratories, Inc. The Parties agree to cooperate in the filing of patent applications upon jointly-owned Inventions, and they shall share the costs of filing, prosecution and maintenance of joint patents on a 50/50 basis. Merck shall have the right to consult with and make recommendations to Kos and actively participate in such activities relating to the Patents in the Territory. Kos shall disclose to Merck the complete texts of all Patents filed by Kos in the Territory that relate to the Products, and, in order for Merck to monitor Kos' compliance with Article 15, Kos shall disclose to Merck, subject to preservation of confidentiality by Merck pursuant to Article 15, the complete texts of any patents and patent applications filed by Kos outside the Territory during the Term that directly relate to the Products. Kos shall agree to keep Merck promptly and fully informed of the course of patent prosecution or other related proceedings. Kos shall inform Merck in a timely manner of any and all actions Kos intends to undertake, or which Kos could be required to take (e.g. appeals against office actions), or any notifications which Kos receives from Third Parties (e.g. in opposition or appeal matters) with respect to the Patents in the Territory, including but not limited to all office actions, oppositions and appeals. Kos further agrees to keep Merck informed of Kos' progress in prosecuting the Patents in the Territory, regardless of whether such progress is positive or negative with respect to such Patents.

                  (b) In order for Kos to monitor Merck's compliance with
Article 15, Merck shall disclose to Kos, subject to preservation of confidentiality by Kos pursuant to Article 15, the complete texts of any patents and patent applications filed by Merck inside or outside the Territory during the Term that directly relate to the Products.

                  (c) Kos may elect, by written notice to Merck, to discontinue support for one or more Patents or Patent applications in the Territory (a "DISCONTINUED PATENT") and shall not be responsible for any costs relating to a Discontinued Patent that are incurred more than sixty (60) days after receipt of that notice by Merck. In such case, Merck may elect, at its sole discretion, to continue preparation, filing, prosecution and/or maintenance of the Discontinued Patent at its sole expense. Merck shall solely own any such Discontinued Patent, and Kos shall execute such documents of transfer or assignment and perform such acts as may be reasonably necessary to transfer sole ownership of the Discontinued Patent to Merck and to enable Merck to file or to continue prosecution or maintenance of the Discontinued Patent.

         14.3 NOTIFICATION OF PATENT LITIGATION. In the event of the institution of any suit by a Third Party against either Kos or Merck or otherwise, in respect of patent infringement involving the manufacture, use, sale, license or marketing of the Product anywhere in the Territory, any Party sued or to whom notice or knowledge of such proceeding shall arise, shall promptly notify the other Party in writing.

         14.4 PATENT OR TRADEMARK INFRINGEMENT.

                  (a) Each of the Parties shall have the right to consult with and make recommendations to the other Party and to actively participate in enforcement activities relating to the Patents and/or the Kos Trademarks in the Territory, including as to bringing enforcement actions and as to the settlement thereof. In the event that either Party becomes aware of actual or threatened infringement by a Third Party of a Patent or a Kos Trademark anywhere in the Territory, that Party shall promptly notify the other Party in writing.

                  (b) Kos shall have the first right, but not the obligation, to bring an infringement action against any Third Party with respect to the Patents and/or the Kos Trademarks in the Territory. Kos shall inform Merck within 90 days of such a notice as to whether or not Kos will institute suit against such Third Party. Merck shall have the right, but not the obligation, to join in any such suit to be instituted by Kos. If Merck elects to do so, the suit will be brought jointly in the names of both Parties and all costs thereof shall be borne equally by Kos and Merck. Any award or damage obtained as a result of such action (whether by way of settlement or otherwise) shall be used first to reimburse the Parties' legal costs, including attorneys fees, expert fees and court costs, and any remainder shall be split equally between Kos and Merck.

                  (c) Should Merck choose not to join in such action, it shall so notify Kos, and Kos shall then have the right, exercisable at its sole discretion and at its sole cost, to bring such action, in its name and in Merck's name where Merck may be a necessary party to such suit, and Merck shall reasonably assist Kos and cooperate in such action at Kos' request and without cost to Kos. Any award or damage obtained as a result of such action (whether by way of settlement or otherwise) shall be used first to reimburse the Parties' legal costs, including attorneys fees, expert fees and court costs, and any remainder shall be retained by Kos.

                  (d) Should Kos choose not to bring an infringement action regarding a particular Patent or Kos Trademark in the Territory, it shall so notify Merck, and Merck shall then have the right, exercisable at its sole discretion and at its sole cost, to bring such an action, in its name and in Kos' name where Kos may be a necessary party to such suit, and Kos shall reasonably assist Merck and cooperate in any such investigation and litigation at Merck's request and without cost to Merck. Any award or damage obtained as a result of such an infringement action (whether by way of settlement or otherwise) shall be used first to reimburse the Parties' legal costs, including attorneys fees, expert fees and court costs, and any remainder shall be retained by Merck.

         14.5 TITLE TO TRADEMARKS. The ownership and all goodwill from the use of any Kos Trademarks provided by Kos and associated with the Products shall vest in and inure to the benefit of Kos. Kos, at its expense, shall have responsibility and obligation to take all actions reasonably necessary for a diligently filing, prosecution, enforcement and maintenance of all Kos Trademarks that it owns or has licensed in the Territory.

         14.6 Trademark License. Kos grants to Merck a fully paid, exclusive license to use the Kos Trademarks in the Territory for the Term in connection with the marketing and promotion of the Products as contemplated in this Agreement, and without limiting in any way Kos' rights with respect to the Kos Trademarks outside the Territory.

         14.7 MAINTENANCE OF TRADEMARKS. Kos agrees to search, file, register and maintain a registration for the Kos Trademarks in the Territory for the term of this Agreement for use with the Product. Such expenses incurred in connection with the Kos Trademarks shall be paid solely by Kos.

         14.8 USE OF OTHER TRADEMARKS. In the event that any of the Kos Trademarks are not available for use and registration in connection with the Products in the Territory due to a rejection of the trademark by a government agency, actual or threatened opposition, cancellation or litigation as to use and/or registration of the Kos Trademarks by a Third Party, and/or a decision by the Steering Committee that use of the Kos Trademarks is likely to cause confusion with another's trademark, Kos shall provide an alternate trademark and shall develop, search, file, register and maintain such alternate trademark at Kos' sole expense. Merck may market the Products under trademarks other than Kos Trademarks, provided that it first obtains Kos' consent to such other trademarks for such purpose, which consent shall not be unreasonably withheld or delayed.

         14.9 NOTIFICATION OF TRADEMARK LITIGATION. In the event of the institution of any suit by a Third Party against Kos or Merck for trademark infringement involving the marketing, promotion or sale of the Product in accordance with the annual marketing plan in the Territory, the Party sued shall promptly notify the other Party in writing.

         14.10 INFORMATION AND SETTLEMENTS. Each Party shall keep the other Party informed of the status of any patent or trademark infringement litigation or settlement thereof concerning the Products or the Kos Trademarks in the Territory, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to this Article 14 shall be entered into by Kos without the consent of Merck if such settlement shall require Merck to be subject to an injunction or to make a monetary payment or shall otherwise adversely and materially affect Merck's rights under this Agreement, and that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought pursuant to this Article 14 shall be entered into by Merck without the consent of Kos if such settlement shall require Kos to be subject to an injunction or to make a monetary payment or shall otherwise adversely and materially affect Kos' rights under this Agreement.

15.      CONFIDENTIALITY

         15.1 DISCLOSURE OF KNOW-HOW. To the extent that Kos has disclosed or in the future discloses to Merck any Know-How, Merck shall not acquire any ownership rights in such Know-How by virtue of this Agreement or otherwise.

         15.2 CONFIDENTIAL INFORMATION. Kos and Merck shall not use or reveal or disclose to Third Parties any confidential information received from the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law to be disclosed, (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, or (iv) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         Nothing in this Agreement shall be construed as preventing either Party from disclosing any information received from the other to an Affiliate of the receiving Party who is necessary for the purposes of enabling the receiving Party to fulfill its obligations under this Agreement, provided, the receiving Party shall be responsible for breaches of the confidentiality obligations by such Affiliate.

         15.3 PUBLIC ANNOUNCEMENTS. The Parties will make a joint public announcement of this Agreement substantially in the form of the draft press release reviewed and approved by them prior to the signing of this Agreement. No other public announcement or other disclosure to Third Parties concerning the terms of this Agreement shall be made, either directly or indirectly, by either Party, except as may be legally required or as may be required for financial reporting purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure.

16.      NON-SOLICITATION

         Without the prior written consent of the other Party, each of Kos and Merck agrees that during the term of this Agreement and for one year following termination of this Agreement for any reason, neither it nor any of its Affiliates will directly or indirectly solicit for purposes of hiring any person employed by the other Party or any of its Affiliates or who was employed by the other Party or any of its Affiliates within the then prior 3 months, or in any manner seek to induce any such person to leave his or her employment.

17.      RIGHTS AND DUTIES UPON TERMINATION

         17.1 CONTINUING OBLIGATIONS. The following provisions shall survive the termination of this Agreement for any reason: Sections 11.6, 14.1, and 14.5 and Articles 1, 12, 13, 15, 16, 17, 18, 19, 21, 22, and 23. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

         17.2 REMEDIES. Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity.

         17.3 TRANSFER OF REGULATORY APPROVALS. Upon termination of the Term of this Agreement in any country in the Territory for any reason, all right, title and interest in and to any Marketing Authorizations that are held by Merck, its Affiliates or assigns in such country shall automatically revert to Kos, and to the extent otherwise required, shall be promptly transferred to Kos. Kos shall



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

be responsible for all fees payable to Regulatory Authorities relating to the transfer of such Marketing Authorizations to Kos. Such transfers shall be initiated within 30 days of any such termination and Merck shall use its reasonably diligent efforts to cause the timely completion of such transfers.

         17.4 REIMBURSEMENT BY KOS.

                  (a) In the event that Merck terminates this Agreement in whole pursuant to Section 3.2(b)(i), Kos shall within **** days after receipt of notice of such termination reimburse to Merck the up-front payment of $12.5 million paid by Merck pursuant to Section 5.1, but will retain all other amounts paid by Merck under this Agreement. In the event that Merck elects to limit the scope of this Agreement pursuant to Section 3.2(b)(ii), then Kos shall within **** days after receipt of notice of such partial termination reimburse to Merck $10 million of the up-front payment of $12.5 million paid by Merck pursuant to
Section 5.1, but will retain all other amounts paid by Merck under this Agreement.

                  (b) In the event that Merck confirms by notice to Kos that Merck will not terminate this Agreement or limit its scope pursuant to Section 3.2(b)(i) or Section 3.2(b)(ii), then:

                  (i) if, with respect to Niaspan, the outcome of the MRP is such that Niaspan will not be able to obtain Marketing Authorization in more than one of the Top Markets other than the United Kingdom, then Kos shall, within **** days after the later of such notice from Merck or the date such outcome of the MRP is known, reimburse to Merck $**** of the up-front payment of $12.5 million paid by Merck pursuant to
                           Section 5.1, but will retain all other amounts paid by Merck under this Agreement;

                  (ii) if, with respect to Niaspan, the outcome of the MRP is such that Niaspan will not be able to obtain Marketing Authorization in more than two of the Top Markets other than the United Kingdom, then Kos shall, within **** days after the later of such notice from Merck or the date such outcome of the MRP is known, reimburse to Merck $**** of the up-front payment of $12.5 million paid by Merck pursuant to
                           Section 5.1, but will retain all other amounts paid by Merck under this Agreement; and

                  (iii) if, with respect to Advicor, the outcome of the MRP is such that Advicor will not be able to obtain Marketing Authorization in any Top Market, then Kos shall, within **** days after the later of such notice from Merck or the date such outcome of the MRP is known, reimburse to Merck $**** of the up-front payment of $12.5 million paid by Merck pursuant to
                           Section 5.1, but will retain all other amounts paid by Merck under this Agreement.

         17.5 SALE OF INVENTORY. For up to **** following expiration or termination of the Term of this Agreement for any reason, Merck shall be entitled to continue to sell any Products still in Merck's inventory (or being held for delivery by Kos to Merck), subject to Merck's payment of the Transfer Price (in excess of the previously paid Provisional Price) pursuant to Article 5 with respect to such sales.

18.      REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         18.1 LIMITATION ON LIABILITY. Except for breaches of Article 15, neither Kos nor Merck shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind whatsoever sustained as a result of a breach of this Agreement; provided, however, that this limitation will not reduce or affect Kos' obligations under
Section 18.4 or Merck's obligations under Section 18.5.

         18.2 REPRESENTATIONS OF KOS. Except as disclosed on Appendix G, Kos represents and warrants that (i) it owns the entire right, title and interest in the Patents and Know-How licensed by this Agreement, or otherwise has the right to grant the license rights under this Agreement, (ii) it has not previously granted, and is not currently obligated (whether or not contingent on any future event or state of affairs) to negotiate with any Third Party with respect to granting any license or other right in the Territory under the Patents or Know-How licensed by this Agreement, (iii) it has the right to enter into this Agreement, (iv) that there is nothing in any Third Party agreement Kos has entered into that in any way will limit Kos' ability to perform all of the obligations undertaken by Kos under this Agreement, (v) it has not and will not encumber, with liens, mortgages, security interests or otherwise, the Patents and/or Know-How, (vi) it has disclosed to Merck the complete texts of all Patents as of the Effective Date as well as all information received by Kos as of the Effective Date concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory, (vii) it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used in connection with the manufacture, use or sale of any Product, and it is not aware of any patent, know-how, trade secret, or other right of any Third Party which could reasonably be expected to materially adversely affect its ability to carry out its responsibilities under this Agreement or the manufacture, use or sale of the Product or the rights granted to Merck under this Agreement, and (ix) except



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

with respect to matters of which it has previously informed Merck, it has received no material and negative communication (whether formal or informal) with respect to the Products from any Regulatory Authority whether inside or outside the Territory.

         18.3 REPRESENTATIONS OF MERCK. Merck represents and warrants that (i) it has the right to enter into this Agreement, (ii) there is nothing in any Third Party agreement Merck has entered into that in any way will limit Merck's ability to perform all of the obligations undertaken by Merck under this Agreement, and (iii) it shall not represent to any Third Party that it has any proprietary or property right or interest in the Product, or in any Patent, or in any Kos Trademark.

         18.4 INDEMNIFICATION BY KOS. Kos shall defend, indemnify and hold harmless Merck and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all claims, complaints, recall obligations and liabilities, or lawsuits for damages (collectively referred to as "Claims") arising out of (i) any negligent act or omission, or willful wrongdoing by Kos in the performance of this Agreement,
(ii) the failure by Kos to comply with any governmental requirement, (iii) the infringement or misappropriation by Kos of any copyright, trademark, or service mark, as a result of Kos' marketing or promotion of the Product in the Territory which is not pursuant to the terms of this Agreement or in conformity with the direction of the Steering Committee, (iv) any breach of any representation or warranty of Kos, (v) the negligent or non-compliant manufacturing of the Product by Kos, and (vi) any defect or condition of the Products or their packaging or labeling when delivered by Kos to Merck or Merck's designee. Kos shall not be obligated under this Section to the extent that the Claim was the result of the non-performance, negligence or willful misconduct of any employee or agent of Merck or anyone acting on behalf of Merck, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

         18.5 INDEMNIFICATION BY MERCK. Merck shall defend, indemnify and hold harmless Kos and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims arising out of (i) any negligent act or omission, or willful wrongdoing by Merck in the performance of this Agreement, (ii) the failure by Merck to comply with any governmental requirement, (iii) the infringement or misappropriation by Merck of any patent, copyright, trademark, or trade secret, as a result of Merck's marketing or promotion of the Product which is not pursuant to the terms of this Agreement or the annual marketing plan or in conformity with the direction of the Steering Committee, (iv) any breach of any representation or warranty of Merck, and (v) any defect or condition introduced by Merck into the Products or their packaging or labeling after their delivery by Kos to Merck or Merck's designee. Merck shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of Kos or anyone acting on behalf of Kos, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

         18.6 LIMITATIONS ON INDEMNIFICATION. The obligations to indemnify, defend, and hold harmless set forth in Sections 18.4 and 18.5 shall be contingent upon the Party seeking indemnification (the "Indemnitee"): (i) notifying the indemnifying Party of a claim, demand or suit within 5 Business Days of receipt of same; provided, however, that Indemnitee's failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit. Kos' indemnification obligations under clause (v) of Section 18.4 shall be limited to the aggregate amount of Transfer Price Payments Kos has received from the sale of the Products under this Agreement.

         18.7 INSURANCE. During the term of this Agreement and for a period of **** after the termination of this Agreement, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party. Such product liability insurance shall ****. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

19.      ASSIGNMENT

         Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party, except to an Affiliate, provided that the other Party has no reasonable objection to the Affiliate's ability or willingness to perform the assigning Party's obligations hereunder. In the event of any such assignment, the assigning Party shall guarantee the performance and obligations of the assignee under this Agreement.

20.      CHANGE OF CONTROL

         In the event of a Change of Control of a Party, the other Party shall, in addition to its other rights provided in this Agreement, have the right to terminate this Agreement if (i) it can reasonably object to the ability or willingness of the Party subject to the Change of Control to perform such

Party's obligations under this Agreement following the Change of Control, or
(ii) it reasonably concludes that the Party subject to the Change of Control places the marketing of the Product at a competitive disadvantage as a result of such Change of Control. In addition, in the event of a Change of Control of Kos, and whether or not Merck terminates the remainder of this Agreement or can make the showings referred to above, Section 6 shall no longer be applicable to any copromotion or co-marketing arrangements or sub-licenses thereafter proposed to be entered by Merck.

21.      NOTICES

         Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, seven Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or
(iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

Kos Pharmaceuticals, Inc:            1001 Brickell Bay Drive
                                     25th Floor
                                     Miami, Florida 33131
                                     Facsimile: (305) 577-4596
                                     Attention:
                                     Attention:

Copy to:                             Holland & Knight LLP
                                     701 Brickell Avenue
                                     Suite 3000
                                     Miami, Florida 33131
                                     Facsimile: (305) 789-7799
                                     Attention: Rodney H. Bell, Esq.

Merck KGaA:                          Merck KGaA
                                     Frankfurter Strasse 250
                                     64293 Darmstadt

                                     Facsimile: +49 (6151) 72 3435
                                     Attention: Corporate Business Development

Copy to:                             Merck KGaA
                                     Frankfurter Strasse 250
                                     64293 Darmstadt

                                     Facsimile: +49 (6151) 72 2373
                                     Attention: Corporate Legal Department

Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 3.2 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

22.      MISCELLANEOUS

         22.1 FORCE MAJEURE. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

         22.2 NO PARTNERSHIP OR JOINT VENTURE. It is expressly agreed that Kos and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Kos nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

         22.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



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

         22.4 GOVERNING LAW. This Agreement shall be determined in accordance with the laws of the State of New York, USA, without giving effect to its conflict of law principles.

         22.5 WAIVER OF BREACH. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

         22.6 SEVERABILITY. In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 22.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.

         22.7 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

         22.8 CURRENCY. Unless otherwise specified in this Agreement, all amounts set forth in this Agreement are in U.S. Dollars.

         22.9 FORM OF PAYMENTS. All payments under this Agreement shall be in U.S. Dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.

         22.10 GOOD FAITH. Each Party agrees to act reasonably in giving effect to the provisions of this Agreement.

23.      DISPUTE RESOLUTION

         23.1 INTERNAL RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement, excluding termination, (collectively referred to as "Dispute") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the designated senior management representatives of each Party, who shall meet within 10 Business Days as reasonably requested by either Party to review any Dispute. If the Dispute is not resolved by the designated representatives by mutual agreement within five Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Thereafter if the Dispute has not been resolved to the satisfaction of both Parties, the Chief Executive Officers of each Party shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to ten Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.

         23.2 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules and supplementary rules for international commercial arbitrations of the American Arbitration Association ("AAA") then in effect, and judgment upon the award of such arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration instituted under Section 3.2(a)(ii) to determine the existence of a breach shall be resolved within 120 days after being instituted. The arbitration shall take place in New York City. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the member of an arbitration panel consisting of three independent arbitrators. Each Party shall appoint one arbitrator, and the third arbitrator shall be selected jointly by the two arbitrators appointed by the Parties, unless the Parties otherwise agree as to the identity of the third arbitrator. If the two arbitrators appointed by the Parties are unable to agree upon the third arbitrator within 30 days of any request for arbitration, such arbitrator shall be selected by the AAA. Persons selected to serve as an arbitrator need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, the arbitrators shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The written decision of the arbitrators shall be final, conclusive and binding on the Parties. Each party shall bear its own costs and expenses (including legal fees and expenses) relating to the Arbitration proceeding, except that the fees of the Arbitrator and other related costs of the arbitration shall be shared equally by the Parties. The arbitrators shall be limited, in granting any relief, to comply with any express provisions of this Agreement relating to damages or the limitation thereof.




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

         NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

                          KOS PHARMACEUTICALS, INC.


                          By:
                             ----------------------------------------
                          Name:
                          Title:


                          MERCK KGaA


                          By:
                             ----------------------------------------
                          Name:     Matthew Emmens
                          Title:    Member of the Executive Board
                                    President Global Ethical
                                      Pharmaceuticals


                          MERCK KGaA


                          By:
                             ----------------------------------------
                          Name:     Philipp R. Buehler
                          Title:    Legal Counsel
                                    Corporate Legal Department





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